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Exhibit 3.4

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
(Pursuant to Section 242)

        American Restaurant Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

        FIRST:    That, on July 31, 2003, the Board of Directors of the Corporation duly adopted resolutions authorizing the amendments to the Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") of the Corporation, declaring said amendments to be advisable and directing its officers to submit said amendments to the stockholders of the Corporation for consideration thereof. The amendments are as follows:

          1.     This amendment effects a reverse stock split pursuant to which, at and as of effective date of this amendment, every 1,000,000 shares of outstanding common stock of the Corporation, par value $0.01 per shares ("Common Stock"), including, without limitation, all treasury shares of Common Stock, shall be converted into and constitute one (1) share of fully paid and nonassessable common stock of the Corporation, without further action of any kind. The Company's authorized shares of Preferred Stock shall not be affected by the reverse stock split. The reverse stock split will not change the par value of the Company's common stock.

          2.     ARTICLE FOURTH of the Certificate of Incorporation of American Restaurant Group, Inc. shall be amended following the reverse stock split to read in its entirety as follows:

            "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,160,000, of which 1,000,000 shares shall be common stock, par value $0.01 per share ("Common Stock") and of which 160,000 shares shall be preferred stock, par value $0.01 each (the "Preferred Stock"). On October 15, 2003, each share of outstanding Common Stock of the Corporation was reverse split to become one-millionth (1/1,000,000) of a share of Common Stock."

        SECOND:    That, thereafter, by written consent of the holders of a majority of the voting stock of the Corporation, the necessary number of shares were voted in favor of the amendment.

        THIRD:    That said amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, American Restaurant Group, Inc. has caused this certificate to be signed by Patrick J. Kelvie, its Secretary, and attested by Ralph S. Roberts, its President, this 15th day of October 2003.

American Restaurant Group, Inc.
	By:	/s/ PATRICK J. KELVIE Patrick J. Kelvie, Secretary
ATTEST:
/s/ RALPH S. ROBERTS Ralph S. Roberts, President

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  Exhibit 3.4
CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (Pursuant to Section 242)